Exhibit 4.1

PLAYERS NETWORK
CERTIFICATE OF DESIGNATION
OF
SERIES B PREFERRED STOCK

(Pursuant to Section 78.1955 of the Nevada Revised Statutes)

The undersigned, an authorized officer of Players Network, a Nevada corporation (the “Corporation”), in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on December 15, 2010:

RESOLVED, that the Board of Directors, pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation of the Corporation, hereby authorizes the issuance of a series of preferred stock, par value $0.001 per share, of the Corporation, and hereby fixes the designation, preferences, rights and the qualifications, limitations and restrictions thereof, in addition to those set forth in the Articles of Incorporation of the Corporation, as follows:

A series of preferred stock consisting of 10,873,347 shares is hereby designated “Series B Preferred Stock” and shall have the rights, preferences, privileges, restrictions and other matters set forth herein, in addition to those already set forth in the Corporation's Articles of Incorporation.

1.      Dividends.  In any calendar year, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive together with the holders of the Series A Preferred Stock (the “Series A Preferred” and together with the Series B Preferred Stock, the “Preferred Stock”)) and Common Stock (the “Common Stock”) pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all issued and outstanding Preferred Stock) dividends (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor.  The right to receive dividends on shares of Series B Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

2.      Liquidation Preference.

(a)      In the event of any Liquidation Event, either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the "Proceeds") to the holders of the Series A Preferred and Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Series B Preferred Original Issue Price (as defined herein), plus declared but unpaid dividends on such share.  If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a).

(b)      For purposes of this Section 2, a Liquidation Event shall mean (A) the closing of the sale, transfer or other disposition of all or substantially all of this Corporation's assets, (B) the consummation of the merger or consolidation of this Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this Corporation's securities), of this Corporation's securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this Corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this Corporation's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this Corporation's securities immediately prior to such transaction.  Notwithstanding the prior sentence, the sale of shares in a financing transaction shall not be deemed a "Liquidation Event."  The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(c)      Upon completion of the distribution required by Section 2(a), all of the remaining Proceeds shall be distributed among the holders of the Series A Preferred and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A Preferred).

(d)      (i)           In any Liquidation Event, if Proceeds received by this Corporation or its stockholders is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(1)      Securities not subject to an investment letter or other similar restrictions on free marketability covered by (2) below:

(A)           If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending three (3) trading days prior to the closing of the Liquidation Event;

(B)      If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(C)      If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of this Corporation.

(2)      The method of valuation of securities subject to an investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (1) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors of this Corporation.

(3)      The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event may be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(ii)      In the event the requirements of this Section 2 are not complied with, this Corporation shall forthwith either:

(1)      cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(2)      cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iii) hereof.

(iii)     This Corporation shall give each holder of record of Series B Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the Nevada Revised Statutes such periods may be shortened or waived upon the written consent of the holders of Series B Preferred Stock that represent a majority of the voting power of all then outstanding shares of such Series B Preferred Stock.

3.      Conversion.  The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)      Right to Convert.  Beginning on the date that is the earlier of (i) a Liquidation Event as defined in Section 2 above and (ii) the date that is six months from the Filing Date (defined below), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof (“Optional Conversion”), at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Series B Original Issue Price by the Conversion Price (as defined herein) of the Series B Preferred Stock.  The “Series B Preferred Original Issue Price” shall mean $0.2299 per share for the Series B Preferred Stock (as appropriately adjusted for any Recapitalizations (as defined herein)). In order to effect the Optional Conversion under this Paragraph 3(a), the holder must provide the Corporation a written notice of conversion (“Notice of Conversion”).  The “Conversion Price” per share of the Series B Preferred Stock shall initially be $0.2299 and shall be subject to adjustment as provided herein.  The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted is hereinafter referred to as the “Series B Conversion Rate”.  Upon any decrease or increase in the Conversion Price for the Series B Preferred Stock, as described in this Section 3, the Series B Conversion Rate shall be appropriately increased or decreased.

(b)      Mechanics of Conversion.  In order to effect an Optional Conversion, a holder shall: (i) fax (or otherwise deliver) a copy of a fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted (the “Series B Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation.  Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.  The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series B Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Series B Preferred Stock Certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

(c)      Delivery of Common Stock Upon Conversion.  Upon the surrender of Series B Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the tenth business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Paragraph 3(b) above (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted and (y) a certificate representing the number of shares of Series B Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”).  If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion.  Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(d)      Taxes.  The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(e)      Fractional Shares.  If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series B Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the closing sales price of the Common Stock at such time, as quoted on the Over-the-Counter Bulletin Board or such other primary market on which the Corporation’s Common Stock is then quoted or listed, and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be the next lower whole number of shares.  If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(f)      Conversion Price Adjustments of Series B Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i)      (A) If this Corporation shall issue, on or after the date upon which this Certificate of Designation is accepted for filing by the Secretary of State of the State of Nevada (the "Filing Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to the Series B Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price applicable to the Series B Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock.  For purposes of this Section 3(f)(i)(A), the term "Common Stock Outstanding" shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options (including Common Stock issuable upon the conversion of shares or other securities issued pursuant to the exercise of outstanding stock options) and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock or other securities, conversion) of outstanding warrants.  Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B)           No adjustment of the Conversion Price for the Series B Preferred Stock shall be made in an amount less than one-tenth cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward without regard to such limitation.  Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(f)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)           In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)           In the case of the issuance of the Additional Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)           In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)           The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(f)(i)(C) and (f)(i)(D)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)           The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(f)(i)(C) and (f)(i)(D)).

(3)           In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)           Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)           The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(f)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(f)(i)(E)(3) or (4).

(ii)    "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(f)(i)(E)) by this Corporation on or after the Filing Date other than:

(A)           Common Stock issued pursuant to a transaction described in subsection 3(f)(iii) hereof;

(B)           shares of Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this Corporation's Board of Directors;

(C)           Common Stock issued pursuant to a firm commitment underwritten public offering of shares of Common stock registered under the Securities Act of 1933;

(D)           Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E)           Common Stock issued in connection with a bona fide business acquisition of or by this Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

(F)           Common Stock issued or deemed issued pursuant to subsection 3(f)(i)(E) as a result of a decrease in the Conversion Price of the Series B Preferred Stock resulting from the operation of this Section 3(f); or

(G)            Shares of Common Stock issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar institution approved by this Corporation's Board of Directors; provided such financing is primarily for non-equity purposes.

(iii)   In the event this Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 3(f)(i)(E).

(iv)   If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(g)      Other Distributions.  In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(f)(iii), then, in each such case for the purpose of this subsection 3(g), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(h)      Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or in Section 2) (a “Recapitalization” or “Recapitalizations”) provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such Recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(i)      No Fractional Shares and Certificate as to Adjustments.

(i)      No fractional shares shall be issued upon the conversion of any share or shares of Series B Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)      Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  This Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series B Preferred Stock.

(j)      Notices of Record Date.  In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this Corporation shall mail to each holder of Series B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(k)      Notices.  Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

(l)      Waiver of Adjustment to Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series B Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of Series B Preferred Stock.  Any such waiver shall bind all future holders of shares of Series B Preferred Stock.

(m)           No Impairment.  The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred Stock against impairment.  Notwithstanding the foregoing, nothing in this Section 3(m) shall prohibit the Corporation from amending its Articles of Incorporation with the requisite consent of its shareholders and the Board of Directors.

(n)      Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Series B Preferred Stock solely for the purpose of effecting the conversion of all outstanding shares of Series B Preferred Stock (including those issuable upon exercise of warrants), such number of its shares of Common Stock and Series B Preferred Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, warrants and other securities and rights to acquire Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock and Series B Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, warrants and other securities, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock and Series B Preferred Stock to such number of shares as shall be sufficient for such purpose.

4.      Voting.

(a)      General Voting Rights.  The holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and except as provided in subsection 4(b) below with respect to the election of directors, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)      Voting for the Election of Directors.  As long as at least 4,349,338 shares of Series B Preferred Stock on a fully diluted basis (subject to adjustments for stock splits, stock dividends, combinations, or the like) are outstanding, (A) the holders of such shares of Series B Preferred Stock shall be entitled to elect one (1) director of this Corporation at any election of directors (the “B Director”); and (B) the holders of shares of Series B Preferred Stock and Series A Preferred (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect one (1) director (the “AB Director”).  The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this Corporation.

Notwithstanding the provisions of Section 78.335 of the Nevada Revised Statutes, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of the Company’s Articles of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy is in the office of a B Director  or AB Director, the holders of shares entitled to elect such directors may override the Board's action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company's stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

(c)      Protective Provisions.  As long as at least 4,349,338 shares of Series B Preferred Stock on a fully diluted basis (subject to adjustments for stock splits, stock dividends, combinations, or the like) are outstanding, this Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B Preferred Stock:

(i)      Consummate a Liquidation Event;

(ii)     amend this Corporation's Articles of Incorporation or Bylaws so as to materially and adversely affect the rights of the Series B Preferred Stock;

(iii)    increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock or any other class or series of shares of the Corporation with rights pari passu or senior to the Series B Preferred Stock (other than pursuant to Section 3(n));

(iv)    alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to materially and adversely affect the rights of such shares of Series B Preferred Stock;

(v)     declare or pay any distribution with respect to the Common Stock or any other class or series of shares of the Corporation, to the exclusion of the holders of the Series B Preferred Stock;

(vi)    authorize any subsidiary to sell securities to a third party; or

(vii)   issue shares to management in excess of eight percent (8%) of the issued and outstanding shares of the Corporation, or to vendors in lieu of compensation for goods or services (other than shares of Common Stock (or rights to acquire shares of Common Stock) issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this Corporation's Board of Directors).

(d)      Status of Converted Stock.  In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by this Corporation.

The undersigned further declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct to his own knowledge.

Executed on December 17, 2010	/s/ Mark Bradley
Mark Bradley
Chief Executive Officer